EXHIBIT 10.1

Sears Hometown and Outlet Stores, Inc.

Form of Restricted Stock Agreement
________, 20__

This is a Restricted Stock Agreement between Sears Hometown and Outlet Stores, Inc. (the “Company”) and the individual who has executed this Restricted Stock Agreement above the signature line entitled “Grant Holder” (the “Grant Holder”). The term “this Agreement” means collectively this Restricted Stock Agreement and each Grant Supplement (defined in section 1 of this Agreement) relating to this Agreement.

Preliminary Statement

This Agreement is made pursuant to the Company’s Amended and Restated 2012 Stock Plan, as amended from time to time (the “Plan”). Capitalized terms used but not defined in this Agreement are defined in the Plan.

Terms and Conditions

The Company and the Grant Holder agree as follows:

1. Restricted Stock Grants. This Agreement is a “Stock Agreement” referred to in Section 2.20 of the Plan. For each of the Company’s restricted stock grants to the Grant Holder pursuant to the Plan, this Agreement, the Plan, and each Grant Supplement to this Agreement (which Supplement need not be signed by the Grant Holder), will govern. The shares of Restricted Stock granted by the Company to the Grant Holder pursuant to the Plan together are referred to as the “Restricted Stock.” The Company will evidence each grant of Restricted Stock to the Grant Holder by an agreement entitled “Supplement to Restricted Stock Agreement” to be attached to this Agreement from time to time (each a “Grant Supplement” and together the “Grant Supplements”). Grant Supplements will indicate the number of shares of Restricted Stock granted to the Grant Holder and the restrictions and forfeiture conditions that are applicable to the Restricted Stock granted. This Agreement governs all (a) Restricted Stock granted to the Grant Holder prior to date of this Agreement as to which the forfeiture conditions pursuant to section 2 of this Agreement have not expired as of the date of this Agreement and (b) Restricted Stock granted to the Grant Holder on or after the date of this Agreement. All Grant Supplements, whenever delivered to the Grant Holder, are incorporated into and form a part of this Agreement.

2. Restrictions; Forfeiture Conditions. Each grant of Restricted Stock is subject to each of the restrictions and each of the forfeiture conditions described in this Agreement and in the Grant Supplement applicable to the grant until they have been satisfied or have otherwise expired or been terminated. Failure to satisfy the forfeiture conditions by the times specified on the Grant Supplement will result in the forfeiture of the number of unvested shares of Restricted Stock specified on the Grant Supplement. Unvested Restricted Stock may not be sold, transferred, exchanged, assigned, pledged, hypothecated, or otherwise encumbered. If the Grant Holder’s employment with the Company or its subsidiary terminates for any reason other than as provided in subsections (a) or (b) of section 3 of this Agreement, then the Grant Holder will forfeit all of the Grant Holder’s right, title, and interest in and to the then-unvested Restricted Stock as of the date of employment termination, and the unvested Restricted Stock will revert to the Company immediately following the event of forfeiture. The Grant Holder will forfeit all unvested Restricted Stock if (a) in the opinion of the Committee, the Grant Holder, without the written consent of the Company, engages directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee, or otherwise, in any business or activity competitive with the business conducted by the Company or any of its subsidiaries or (b) the Grant Holder performs any act or engages in any activity or conduct that in the opinion of the Chief Executive Officer of the Company or the Committee is inimical to the best interests of the Company. The restrictions and forfeiture conditions imposed by this section 2 will apply to all shares of the Company’s common stock and any other securities issued with respect to the Restricted Stock in connection with mergers, reorganizations, consolidations, recapitalizations, stock dividends, and other changes in corporate structure affecting the common stock of the Company.

3. Expiration and Termination of Restrictions and Forfeiture Conditions. The restrictions and forfeiture conditions imposed by this Agreement on each grant of Restricted Stock will expire on the earlier to occur of the following (the period prior to expiration being the “Restricted Period”):

(a) upon the passage of time or upon the achievement of performance goals or upon both the passage of time and the achievement of performance goals, together with such other conditions, all as provided in the Grant Supplement for the grant; and

(b) on the date of termination of the Grant Holder’s employment with the Company or one of its subsidiaries by reason of disability (as determined by the Company) or death, but (i) if the grant includes performance goals then only to the extent the Committee determines that the goals have been satisfied as of the date of termination and (ii) if the grant includes one or more passage-of-time forfeiture conditions all of them will be deemed to have expired on the day immediately preceding the date of termination.

4. Delivery of Restricted Stock. All Restricted Stock will be registered in the name of the Grant Holder as soon as practicable following the Grant Dates specified in the Grant Supplements. The Company will hold the Restricted Stock in accordance with the Plan during the Restricted Period in certificated or uncertificated form as the Committee determines. If in certificated form, certificates for the Restricted Stock for which the Restricted Period has ended will be delivered to the Grant Holder or the Grant Holder’s designee upon request. Delivery may be postponed for a period of time to enable the Company, in exercising reasonable diligence, to comply with registration requirements under federal or state securities laws, stock exchange listing requirements and other rules, and requirements under any other law or regulation applicable to the issuance or transfer of the Restricted Stock. The Grant Holder will deliver to the Company a signed stock power with respect to the Restricted Stock as required by Section 7.2 of the Plan.

5. Voting and Dividend Rights. Subject to the other sentences of this section 5, the Grant Holder, as beneficial owner of the Restricted Stock, has full voting and dividend rights with respect to the Restricted Stock during and after the Restricted Period. During the Restricted Period the Grant Holder may not assign or pledge voting rights or dividend rights with respect to the Restricted Stock. During the Restricted Period the Company will withhold dividends paid by the Company with respect to the Restricted Stock and will not pay the dividends to the Grant Holder, and the Grant Holder will have no right to receive the any dividends paid by the Company with respect to the Restricted Stock, until the Restricted Period ends and the Company has delivered certificates for the Restricted Stock, or has otherwise transferred the Restricted Stock to the Grant Holder free of the restrictions and forfeiture conditions of this Agreement. If the Grant Holder forfeits any Restricted Stock in accordance with section 2, the Grant Holder’s rights as a beneficial owner of the Restricted Stock, and all of the Grant Holder’s interest in the Restricted Stock, will immediately terminate, and the Grant Holder will not be entitled to payment of past or future dividends or any other right or benefit with respect to the forfeited Restricted Stock. If for any reason the Grant Holder receives dividends with respect to the forfeited Restricted Stock after forfeiture, the Grant Holder will repay to the Company an amount equal to the dividends received.

6. Adjustments. Section 12 of the Plan is applicable to this Agreement and the Restricted Stock.

7. No Right of Continued Employment. Nothing in this Agreement will (a) interfere with or limit in any way the right of the Company or any of the Company’s subsidiaries to terminate the Grant Holder’s employment at any time or (b) confer upon the Grant Holder any right to continue in the employ of the Company or any of the Company’s subsidiaries.

8. Payment of Taxes.

(a) The Grant Holder may make an election to be taxed upon a grant of Restricted Stock under Section 83(b) of the Internal Revenue Code of 1986, as amended, by making an appropriate election with the Internal Revenue Service and by otherwise complying with applicable requirements.

(b) At any time the law requires the Company to withhold federal, state, or local taxes of any kind (including the Grant Holder’s FICA obligation) on behalf of the Grant Holder as a result of the grant of the Restricted Stock, the Grant Holder will pay the required withholding amount to the Company no later than the date due, or to make other arrangements satisfactory to the Company regarding payment of the withholding amount. The obligations of the Company under this Agreement will be conditional on the Grant Holder’s compliance with these withholding payment requirements. The Company and its affiliates will, to the extent permitted by law, have the right to deduct the withholding amount from any payment of any kind otherwise due to the Grant Holder.

9. Grants Subject to Clawback. Each grant of Restricted Stock and all dividends and other payments delivered to the Grant Holder with respect to the Restricted Stock are subject to forfeiture, recovery by the Company, and each other action pursuant to clawback or recoupment policies that the Company may adopt from time to time, including without limitation policies that the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder or as otherwise required by law.

10. Amendment. This Agreement may not be modified, amended, or waived in any manner except in writing signed by the Company and the Grant Holder. The waiver by the Company or the Grant Holder of compliance with any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement or any subsequent breach of a provision of this Agreement.

11. The Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Agreement, and this Agreement will be governed by and construed in accordance with the Plan. If any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement occurs, the provisions of the Plan will be controlling and determinative.

12. Successors. This Agreement will be binding upon all successors of the Company in accordance with the terms of this Agreement and the Plan.

13. Severability. If any one or more of the provisions contained in this Agreement are invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal, or unenforceable provision had not been included.

14. Notice. Notices and communications under this Agreement must be in writing and delivered personally, by overnight courier, or by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

Human Resources Department
Sears Hometown and Outlet Stores, Inc.
5500 Trillium Boulevard, Suite 501
Hoffman Estates, Illinois 60192
Attn: Vice President, Human Resources

or any other address designated by the Company in a written notice to the Grant Holder. Notices to the Grant Holder will be directed to the address of the Grant Holder then currently on file with the Company, or at any other address given by the Grant Holder in a written notice to the Company.

15. Administration. The authority to manage and control the operation and administration of this Agreement will be vested in the Committee. The Committee will have all powers with respect to this Agreement that it has with respect to the Plan. All interpretations of this Agreement and the Plan by the Committee and all decisions made by it with respect to this Agreement are final and binding on the Grant Holder and all other persons.

16. Governing Law. Illinois law, other than its conflict of laws principles, will govern interpretation, performance, and enforcement of this Agreement.

Sears Hometown and Outlet Stores, Inc.

By: ____________________
Becky Iliff
Vice President, Human Resources

________________________
Grant Holder

Sears Hometown and Outlet Stores, Inc.

Form of Supplement to Restricted Stock Agreement

__________________
Name of Grant Holder

Grant Date: ______________, 20__

_________
Number of Shares of Restricted Stock

Dear Grant Holder:

I am pleased to inform you that Sears Hometown and Outlet Stores, Inc. has granted to you the number of shares of its common stock, $0.01 par value indicated above (the “Restricted Stock”). The shares of Restricted Stock are granted to you pursuant, and subject to, the terms and conditions of (1) the Sears Hometown and Outlet Stores, Inc. Amended and Restated 2012 Stock Plan (the “Plan”), (2) the Restricted Stock Agreement between Sears Hometown and Outlet Stores, Inc. and you (the “Restricted Stock Agreement”), and (3) this Supplement to Restricted Stock Agreement. This Supplement to Restricted Stock Agreement is a “Grant Supplement” referred to in the Agreement.

Unless the forfeiture conditions expire earlier in accordance with section 3 of the Restricted Stock Agreement, the restrictions and forfeiture conditions imposed by the Restricted Stock Agreement will expire as to the following percentage of the Restricted Stock on the dates indicated:

Percentage of Restricted Stock	Date of Expiration of Restrictions and Forfeiture Conditions
[Applicable percentages]	[Expiration Date or Dates]
[Other forfeiture conditions]	[Condition expiration]

Sears Hometown and Outlet Stores, Inc.

By:
Becky Iliff
Vice President, Human Resources